Exhibit 15

February 16, 2006

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

We are aware that Monster Worldwide, Inc. has incorporated by reference in the Prospectus constituting a part of this Registration Statement our reports dated April 25, 2005, July 26, 2005 and October 26, 2005, relating to the unaudited interim consolidated financial statements appearing in its quarterly report on Form 10-Q for the quarters ended March 31, 2005, June 30, 2005, and September 30, 2005, respectively.  Pursuant to Regulation C under the Securities Act of 1933 (the “Act”), those reports are not considered a part of the registration statement prepared or certified by our firm or reports prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.

/s/ BDO Seidman, LLP
BDO Seidman, LLP

New York, New York